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SCHEDULE 14A
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Forward-Looking Statements

This communication contains forward-looking statements relating to, among other things, the future performance of eBay and its consolidated subsidiaries that are based on the company’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the first quarter and full year 2014; the company’s projected financial outlook for 2015; the future growth in the Payments, Marketplaces and Enterprise businesses and the company’s plans with respect to each of those businesses, mobile payments, mobile commerce; and the company’s plans regarding its stock repurchase programs. The company’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including any continuing U.S. government shutdown or default, any European or general economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile payments and mobile commerce and the increasing social aspect of commerce; the company’s ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company’s need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, credit card association-related and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to financial services companies come into effect; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities, including our Enterprise Commerce Technologies, at reasonable cost; the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; the company’s ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future; the effect the announcement of the shareholder proposal and nominations may have on the company’s relationships with its shareholders and other constituencies and on the company’s ongoing business operations. The forward-looking statements in this communication do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent annual report on Form 10-K, a copy of which may be obtained by visiting the company’s Investor Relations website at http://investor.ebayinc.com or the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this communication, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

[Legends Included in Original Are Excerpted at the End of this DEFA14A Filing]

eBay Inc. (the “Company”) has made available through its Investor Relations website (http://investor.ebayinc.com/) an audio webcast of Senior Vice President, Finance and Chief Financial Officer Robert H. Swan’s discussion at the Morgan Stanley Technology, Media & Telecom Conference on March 5, 2014. The following is an excerpt from the transcript of the audio webcast:

. . .

Question: “[Y]ou run a marketplace business, you run a payments business, and they are pretty interconnected. And maybe a good place to start is some of the more recent events that have been going on with yourselves and some in the investment community, and just the way that the eBay management team thinks about the integration of the assets today given the forum and platform that you have to do so.”

Answer - Robert Holmes Swan: “Okay. Well, yeah that seems to be fairly topical, so thanks for getting that out. I’m sure it’s top of mind. I think if I just kind of just step back and think about how we have been thinking about this company for over the years is, how do we in light of where the market is going, what is the right set of capabilities and assets we need as a company to enhance the role that we play in commerce overall? And are we absolutely sure that the collection of capabilities that we pull together organically and acquisitively are helping us expand the role that we play in the industry that allows us to, in that sense, gain share and that we are making the right decisions to create value for the folks in this room over time. I mean that’s the – there is nothing new about that. I think the way we’ve been thinking about it for the last several years, has been, we look at an industry of commerce, where primarily driven by mobile, the lines between online and offline have blurred dramatically in a relatively short period of time. The second observation we’ve made along the way is there’s been a real convergence of e-commerce to commerce, but also commerce and payments. And how do we, as a company, pull our set of capabilities together that allows us to leverage those assets to help merchants grow and meet more consumers around the world. That is what’s been our focus.

And as you know, last year, we enabled $212 billion of commerce volume. That is between eBay, PayPal, and eBay Enterprise and all of their collective capabilities by bringing them together for merchants, we enabled $212 billion of commerce volume. And we are always asking ourselves, are we making sure we are doing the right thing for the collective asset so that they individually and collectively can meet their full potential? And that particularly goes to the question we’ve asked ourselves about PayPal over the years, is there anything about PayPal, and its growth prospects that we can enable as part of eBay, Inc. or that we constrain because it’s part of a larger company?

And for the most part on that second question, we are not – PayPal as part of the eBay, Inc. is not being constrained by its prospects for growth because it’s part of a bigger company. On the contrary, we are increasingly – PayPal has accepted on increasingly all the top internet retailers in the world. We are not quite there yet, but increasingly, so, we’re not constraining growth.

On the contrary, we see the ability to accelerate PayPal’s rate of growth within – within the enterprise. And it essentially comes in three primary ways; one is, innovations that PayPal makes, get launched on eBay. Those innovations get a flywheel going, that flywheel drives consumer adoption, that consumer adoption we take off of eBay, and we grow new businesses with PayPal.

The second is, PayPal leverages all of the eBay, Inc., data to the extent our user agreements allow to drive more growth for its merchants at, by managing fraud more effectively. And the more data PayPal has, the better off they can manage fraud and make credit decisions that are effective.

And the third thing that PayPal gets as part of the ecosystem, is it gets access to relatively low cost of capital, a significant user base from eBay, that is a real good foundation for its growth and for its organic growth in credit, because it’s funded by eBay Inc.’s cash flows, and by using eBay Inc.’s cash flows to accelerate its growth through inorganic things like the acquisition of Braintree.

So, when we step back and think about, what’s the most, what makes the most sense for this business, it’s how do we pull this set of capabilities together, capitalize on the natural synergies that exist within and across the portfolio to help merchants grow and how do we monetize that more effectively. And we look at the next couple of years and we feel great about how we can leverage these capabilities in a world where payments and commerce are converging and online and offline are blurring then we feel like we’ve got the right set of capabilities to capitalize on that.”

Question: “Okay. And just digging into this topic a little bit and then we’ll take a step back and then look more broadly at the marketplace of business in PayPal. One of the components that you’ve highlighted in terms of driving the success of the eBay platform has been the introduction of trust features, most notably buyer protection in terms of you buy something on eBay, you know that you can trust. And one thing you’ve highlighted is the low PayPal penetration in Germany, and the way that the inability to actually offer eBay buyer protection affects the growth in that market. Can you talk about that a little bit more in terms of both the way that it benefits the business in the markets where you can do it and some of the constraints that exist in a market like Germany where PayPal penetration is low?”

Answer - Robert Holmes Swan: “Yeah. I mean, firstly at the most macro level, it’s one of the ways that we leverage data across the enterprise to drive growth on a particular platform. And over time with PayPal’s risk management capabilities, if a merchant accepts PayPal with PayPal’s underwriting, we learn a lot more about the inherent risk of the merchant and the consumer that they’re transacting with. For us, it’s the trade-off that we make on how do you grow the business while keeping fraud losses relatively low. That’s been a constant.

In each market around the globe, the higher the PayPal penetration on eBay, the more comfort we take in expanding our protections, PayPal protections, for the merchant and the consumer on eBay in a particular market. That’s always been the case. Over the years, because two things about Germany, it’s a fairly efficient payment system that consumers are used to and they like it and, therefore, PayPal penetration in that market was slower than it’s been in a lot of other markets. Secondly, in terms of eBay, it’s a large C2C business versus B2C business. So, the inherent trust and the protections have got to be better and better. So, that’s a dynamic that we’ve solved around the world by leveraging eBay and PayPal to provide more and more protections. In Germany, it’s been tougher.

All that being said, we started at close to zero penetration of PayPal on eBay five years or six years ago, and today we’re well over 50%. And it’s gotten better every quarter for a long period of time as we continue to innovate on PayPal – on eBay with PayPal in the German market. And the higher that penetration gets, the more protections we provide. So, it’s one of those natural data-oriented synergistic things that we can do to leverage the power of commerce and payments to drive – power of commerce, payments, and risk management to drive more frequency and activity on the platform.

Germany has been one of the – it’s one of our biggest markets. Obviously, it’s been one of the toughest challenges to drive that penetration, but we’ve made quite a bit of progress. We still have ways to go because, as you know, in our developed markets penetration of PayPal and eBay is north of 80% for the most part. So we’ve made some progress but still a ways to go in Germany.”

. . .

Question: “So cross border is a big driver of both the eBay Marketplace and PayPal, it’s a highly profitable component of PayPal’s business. Talk about the integration there and how that you’re benefited as a company with PayPal attach rate on cross border. Extend that conversation to markets like say Russia where eBay doesn’t – historically has not had a physical presence, if you will, but consumers are buying goods and then attaching PayPal, giving PayPal the opportunity to build the business in that market. And, third – and this is the related piece for keeping it as one question – Bill Me Later is a business that you bought that seems to potentially highly benefit from being integrated into the eBay ecosystem given the way that you can acquire customers. Can you touch on that a bit? And then we’ll move on.”

Answer - Robert Holmes Swan: “If in the unlikely event that I don’t cover that very rational thought of related questions, please come back to me. But I think first cross-border trade is a huge component of our business overall. On PayPal, roughly 25% of PayPal’s volume is merchants reaching consumers in markets outside their domestic market. And a little less than 20% of eBay’s volume is that same dynamic. The inter relationship is penetration of PayPal on eBay for cross-border trades, for cross-border trade is very high and penetration – share of checkout of PayPal on other merchant services, PayPal’s share of checkout is higher than just the average. And the reason is rather simple, when consumers are making an online purchasing decision with a merchant in a different part of the world, they want to know that somebody standing between them and that merchant and if they have a problem, they know that somebody’s protecting their data, their financial information in a very safe and secure way. That’s what PayPal means to consumers around the world. So, the level of comfort on eBay and with merchant services for cross-border transactions goes up and in turn our share of checkout for merchant services or eBay with PayPal is higher.

the world => So, consumers trust PayPal and they trust them more when they’re dealing with a merchant that they don’t know that might be on the other side, might be on the other side of the world, because they know that PayPal has already wedded that merchant in some way shape or form, and they won’t be giving their financial information to somebody on the other side of the world that they don’t know.

So, the way – so, that’s why PayPal’s cross-border trade business is so large because it started on eBay, it facilitated cross-border trade on eBay, we leveraged that relationship to expanding the merchant services.

In new markets like for the most part when we enter a market, is a company, we lead with eBay and we call PayPal through. And PayPal grows on eBay in that market and the growth of eBay in that market. That’s a little bit of what we’re doing now in Russia .

So, we launched a new market with eBay. We’ve gotten the license for PayPal in Russia. PayPal is the way to pay and we pay it on the eBay platform. And PayPal will grow in the emerging market like Russia on eBay.

And that flywheel will be the enabler to have PayPal grow in Russia off of the eBay. Bill Me Later in your – related but unrelated question, is the same dynamic. And the dynamic is this; when we innovate things for PayPal, that will drive more volume between merchants and consumers, we take those innovations first, and we launch them on the eBay platform. Because, it’s big. Because it processes $75 billion of volume. So, innovations of PayPal on eBay get a flywheel of merchants and consumers trying new products and new ideas.

Cross-border trade, paying with PayPal, Bill Me Later, mobile checkout, we launched PayPal innovations on the eBay platform, like Bill Me Later, and drive adoption. Then it drives, because it’s a large platform with 130 million users almost, PayPal gets acquisition of new consumers for their new innovations, in essence for free. It drives up penetration of Bill Me Later, on eBay, which in turn will help us accelerate Bill Me Later off of eBay.

So, I think in all the markets we’re in, whether they’re developed markets like Germany, whether they’re emerging markets like Russia, we try to take PayPal innovations, deploy them on those platforms on eBay to drive a relatively efficient consumer acquisition channel and adoption of the products on eBay that we can expand off of eBay, and you’ve touched on essentially three really important ones, penetration, PayPal, Bill Me Later, cross-border trade, PayPal’s Mobile Express Checkout was built on its innovation that it did within eBay mobile app. So, those are how we leverage PayPal technology and get rapid adoption across the ecosystem. It’s really powerful for PayPal’s growth to have a huge commerce platform that it can innovate on to drive relatively cheap and efficient acquisition of customers for its product launches.”

. . .

Question: “I have a question. You speak to the merits of the PayPal and the strong operating metrics. So I’m curious, can you explain to us how you feel the eBay shareholder would be disadvantaged by the spinout of PayPal?”

Answer - Robert Holmes Swan: “Yeah.”

Question:  “I didn’t ask that one. I didn’t ask that one.”

Answer - Robert Holmes Swan: “I thought that was your first multi-part questions actually. Yeah, I think the way we – I kind of highlighted, how we see the industry dynamics playing out. In those industry dynamics, what’s a set of capabilities that increasingly we think are a competitive advantage to help us grow the company, and grow the value of the firm, and then everything that we do, every allocation of capital and/or decision we make – we make through that funnel.

We believe that PayPal’s growth, and PayPal’s profitability, and PayPal’s competitiveness is enhanced and optimized now as part of the eBay – the eBay portfolio, for all the reasons I – for all the reasons I mentioned.

And as a result, we believe that over the long haul, that is the most value creating opportunity for eBay shareholders. And we look at – we look at market dynamics to triangulate on this, and increasingly, what we see going on in the industry is those that are in commerce, in some way, shape or form are trying to figure out, how do I get into payments?

And those that are in payments in one way, shape or form are trying to figure out, how do I get a huge growing active user base from commerce? So, the dynamics from the convergence of the market is real.

Our challenge is to be making the right investments to position this company and its set of capabilities to drive shareholder value in the short, medium, and long-term that makes the most sense, and always revisit the pieces, and we do that. Right now, our conclusion is that the best value creation opportunity and thing that enables PayPal’s growth more than anything else is to really focus on executing the portfolio that we have, and not get too distracted by the things – the things on the outside.”

. . .

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On March 6, 2014, Marc Andreessen, a member of the Company’s board of directors, issued the following statement:

March 6, 2014

Why is Carl Icahn Making Up a Fake Conspiracy Theory about eBay, Marc Andreessen, and Microsoft?

Carl Icahn, March 5 2014, on CNBC: “Don’t tell me that Microsoft suddenly had an epiphany … and decided only a year and a half later, ‘Wow, we’re only going to pay $6 billion more.’” (1)

Carl Icahn has repeatedly alleged both in interviews (1) and in letters (3) that I had some kind of secret information that Microsoft wanted to or intended to buy Skype, and that I improperly usurped that information for my own benefit against the interests of eBay shareholders.

I categorically deny these allegations.

Mr. Icahn is making up a fake conspiracy theory out of thin air.

––––

Wall Street Journal, March 5, 2014:

Microsoft Passed on Skype Before Silver Lake’s Deal

Before a group of investors bought a majority of Skype from eBay, Microsoft had discussions about acquiring Skype but passed on bidding over concerns about lawsuits Skype was facing from its founders, according to a court document and people familiar with the matter.

Microsoft’s interest, while not strong enough for it to bid, could dispel some concerns activist investor Carl Icahn has raised about the Skype deal. …

Mr. Icahn, who owns about 2.2% of eBay, has alleged eBay director Marc Andreessen didn’t fulfill his duty to eBay shareholders when he participated in the group buying 70% of Skype in 2009. Mr. Andreessen and eBay have said Mr. Andreessen recused himself from the discussions and added his firm only had a small position in the buyout group.

Mr. Andreessen’s venture-capital firm, Andreessen Horowitz, invested $50 million into the deal that was led by Silver Lake and other investment firms. The 2009 deal valued Skype at $2.75 billion and left eBay with a 30% stake.

Less than two years later, after settling the lawsuits that had spooked Microsoft and others, Silver Lake’s group sold Skype to Microsoft for $8.5 billion.

Mr. Icahn says the dramatic increase in price, in less than two years, shows eBay’s board, and CEO John Donahoe, sold it on the cheap to a group that included a board member. Mr. Icahn has also questioned whether Mr. Andreessen shared with the eBay board his impression that Microsoft would be a potential bidder.

The fact that Microsoft looked but walked away from bidding in 2009 shows that eBay was aware of Microsoft’s potential interest.

Mr. Donahoe also said Wednesday morning on Fox Business that eBay “looked at other bidders” and there were, in the end, two bidders and that eBay selected the highest offer.

Amid the 2009 sales process, the founders of Skype and eBay were embroiled in a messy lawsuit about whether eBay had improperly used the technology that Skype ran on. When eBay purchased Skype, the founders retained ownership of the technology.

After the Silver Lake deal, Skype’s founders filed more lawsuits seeking to stop the deal, including one that said Microsoft had declined to bid on Skype after concerns about the patents. …

Between the first sale of Skype and Microsoft’s purchase, the lawsuits were settled and the founders were given a stake in Skype. Because of soured relationships, such a settlement would have been far harder for eBay, the people said …

(1) http://www.cnbc.com/id/101467290
(2) http://blogs.wsj.com/moneybeat/2014/03/05/microsoft-passed-on-skype-before-silver-lakes-deal/
(3) http://www.shareholderssquaretable.com/ebay_letter_5/

[Legends Included in Original Are Excerpted at the End of this DEFA14A Filing]
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Important Additional Information

eBay Inc., its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with eBay’s 2014 Annual Meeting of Stockholders. eBay intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation. EBAY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of eBay’s directors and executive officers and their respective interests in eBay by security holdings or otherwise is set forth in eBay’s proxy statement for the 2013 Annual Meeting of Stockholders, filed with the SEC on March 18, 2013. To the extent holdings of such participants in eBay’s securities have changed since the amounts described in the 2013 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in eBay’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on January 31, 2014.

These documents, including any proxy statement (and amendments or supplements thereto) and other documents filed by eBay with the SEC, are available for no charge at the SEC’s website at http://www.sec.gov and at eBay’s investor relations website at http://investor.ebayinc.com. Copies may also be obtained by contacting eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

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